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EXHIBIT 99.1

Contact:
Phil Cooper	Jim Buckley
Executive Vice President, CFO	Executive Vice President
Charles River Associates Incorporated	Sharon Merrill Associates, Inc.
617-425-3700	617-542-5300

CHARLES RIVER ASSOCIATES ANNOUNCES PROPOSED OFFERING OF
CONVERTIBLE SENIOR SUBORDINATED DEBENTURES

BOSTON—June 15, 2004—Charles River Associates Incorporated (NASDAQ: CRAI) announced today that it plans to offer up to $75 million principal amount of convertible senior subordinated debentures due 2034. CRA also plans to grant to the initial purchasers of the debentures an option to purchase, within 13 days from the date of issuance, up to an additional $15 million principal amount of the debentures. The debentures will be convertible into shares of CRA common stock upon the occurrence of specified events.

CRA intends to use up to $20 million of the net proceeds from any such offering to repurchase CRA common stock concurrently with the offering of the debentures. CRA intends to use the remaining net proceeds to repay amounts outstanding under its bank line of credit, for working capital, general corporate purposes, and potentially for future acquisitions.

The offering will be made by means of a private placement to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act").

The debentures being offered and the common stock issuable upon conversion of the debentures have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

CRA/2

Statements in this news release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding CRA's intention to commence and complete the offering and the intended uses of the proceeds of any such offering. Information contained in these forward-looking statements is inherently uncertain, and actual events may differ materially. Information on factors that could affect the outcome of these forward-looking statements is included in CRA's most recent Quarterly Report on Form 10-Q filed on April 1, 2004 with the Securities and Exchange Commission and in other filings made by CRA with the Securities and Exchange Commission from time to time. CRA assumes no obligation and undertakes no duty to update its forward-looking statements to reflect new information or developments.

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CHARLES RIVER ASSOCIATES ANNOUNCES PROPOSED OFFERING OF CONVERTIBLE SENIOR SUBORDINATED DEBENTURES